EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Plumtree Software, Inc.:

We consent to the incorporation by reference in registration statements (Nos. 333-102520 and 333-89766) on Form S-8 of Plumtree Software, Inc. of our report dated January 14, 2003, relating to the consolidated balance sheets of Plumtree Software, Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in this annual report on Form 10-K of Plumtree Software, Inc.

/s/    KPMG LLP

Mountain View, California

March 21, 2003